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                                                                    Exhibit 5(a)

                  [LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP]




                                 August 31, 2001



UtiliCorp United Inc.
20 West Ninth Street
Kansas City, Missouri  64105

Ladies and Gentlemen:

         We have acted as U.S. counsel for UtiliCorp United Inc., a Delaware corporation ("UtiliCorp"), in connection with the preparation and filing by UtiliCorp and UtiliCorp Canada Finance Corporation, a Nova Scotia unlimited company (the "Company"), of a combined registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), and any amendments thereto for the registration under the Securities Act of (i) $200,000,000 aggregate principal amount of 7.75% Senior Notes due June 15, 2011 of the Company (the "Notes") and (ii) the guarantee (the "Guarantee") of the Notes by UtiliCorp. The Notes and the Guarantee are to be issued under an Indenture, dated as of June 20, 2001, as amended and supplemented by the First Supplemental Indenture, dated as of June 20, 2001 (the "Indenture"), among the Company, UtiliCorp and Bank One Trust Company, N.A., as trustee (the "Trustee"). In connection therewith, you have requested our opinion as to certain matters referred to below.

         In our capacity as such counsel, we have familiarized ourselves with the actions taken by UtiliCorp in connection with the registration of the Guarantee. We have examined originals or certified copies of other documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

         1. Assuming the Notes have been duly authorized by the Company, when such Notes have been executed and authenticated in accordance with the terms of the Indenture and delivered in the manner described in the Registration Statement, such Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its

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UtiliCorp United Inc.
August 31, 2001
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terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         2. When duly executed and delivered in accordance with the Indenture (assuming due authorization, execution and delivery of the Indenture by the Company and the Trustee) and as contemplated by the Registration Statement, the Guarantee will constitute a valid and binding obligation of UtiliCorp enforceable against UtiliCorp in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         We consent to the reference to our firm in the Prospectus included as a part of the Registration Statement under the caption "Legal Opinions," and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ Blackwell Sanders Peper Martin LLP